                                                                     EXHIBIT 99c

                                                                   PRESS RELEASE

BEAVERTON, Ore.--(BUSINESS WIRE)--Nov. 4, 1996--

           IMS ANNOUNCES SIGNIFICANT ENHANCEMENTS IN VIRTUAL TEST ENVIRONMENT

         DANTES 2.0 MEETS CUSTOMER REQUIREMENTS FOR MULTIPLE TEST METHODOLOGIES

Integrated Measurement Systems, Inc. (IMSC) today announced several enhancements to their Dantes-TM- test design and verification environment that helps test engineers improve test productivity and reduce time-to-market.

Dantes 2.0 enhancements include interactive simulation support, improved forms technology, and a new use methodology that allows the user to start with a complete test schematic (FTS-Final Test Schematic).

"These enhancements in the Dantes environment will greatly enhance the productivity of existing Dantes users," stated Steve Morris, Director of Marketing for the Virtual Test Division at IMS. "Customer feedback on what additional capabilities they wanted in Dantes and responded with an enhanced tool set that meets their test requirements."

Proven Performance

Dantes test design and verification environment supports graphical test capture, modeling, rule-checking, simulation, ATE-specific code generation, fixture design, verification and documents for mixed-signal tests.

It enables test engineers to extend the design database into a true test database, providing a common set of tools throughout the entire test development process. Dantes leverages a broad range of Cadence Design Systems EDA technologies allowing the test engineer to design and verify tests on a workstation before first silicon.

Expanded functionality

-- Interactive simulation allows the user to stop the simulation, change instrument setups, and restart the test at any point in the test cycle. The user can observe instrument parameters such as the voltage levels and waveforms, and examine and modify setups at any time during the simulation.

-- Improved forms technology. Dantes 2.0 property forms are now more flexible and easier to use. Multiple forms can be opened at the same time and a new layout makes accessing the forms more convenient and usable.

-- Final Test Schematic. Previously, Dantes users had to enter one or more Test Module Schematics (TMS), one for each test, before generating the FTS. With Dantes 2.0, the user can begin by entering the entire FTS -- the combination of all connections required for each TMS into one "final" test schematic, and then create TMS' by selecting a subset of the FTS. This speeds the process of entering test information by 50 percent or more.

Additionally, Dantes 2.0 provides increased flexibility in formatting documentation generation layout for better customization and better documentation readability.

Price and Availability: Dantes 2.0 is priced at $80,000 to $100,000 depending on licensing arrangement, and is available in December 1996.

Integrated Measurement Systems Inc. (IMSC), is the worldwide leader in Engineering Test Stations and Virtual Test Software, providing cost-effective solutions to reduce the time required to test and verify complex electronic circuits. For the past three years, IMS has rated in the 10 BEST Supplier of Test and Material Handling Equipment in the VLSI Research Customer Survey.

IMS is listed on the Nasdaq National Market under the symbol IMSC. For more information, contact IMS at 9525 S.W. Gemini Drive, Beaverton, Oregon 97008. Telephone 503/626-7117 or 800/879-7117, or visit our Web Site: www.ims.com